EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements Form S-3 No. 333-106339, Form S-8 No. 333-81917, Form S-8 No. 333-34553, and Form S-8 No. 33-53024 of our report dated June 3, 2003, with respect to the consolidated financial statements of Smithfield Foods, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended April 27, 2003.

/s/ Ernst & Young LLP

Richmond, Virginia

July 21, 2003